SETTLEMENT AGREEMENT


THIS AGREEMENT is made on October 22, 2009, by and between JAMES YEUNG (hereinafter the "Creditor") and SAFER SHOT, INC.( hereinafter the "Debtor").

   1. Debtor will issue and deliver to Creditor in full settlement of this matter ( Note payable in the amount of $121,393.12 and FORBEARANCE AGREEMENT AND STIPULATION OF SETTLEMENT dated April 30, 2009.) shares of its common stock as set forth:

   37,000,000 shares to be received by Plaintiff on or before October 22, 2009.

   2. Each share shall be issued and delivered to Creditor at the price of $.005 per share, the market price of the Debtor's stock on April 30, 2009.

   3. A facsimile signature shall be deemed an original for purposes of this agreement.

   In witness whereof, the parties hereto have set forth their hands and seals on the date herein above written.



CREDITOR                                             SAFER SHOT, INC.


/s/ James Yeung                                      /s/ John Lund
-----------------                                    -----------------
    James Yeung                                          John Lund, President